Exhibit 99.1

FOR IMMEDIATE RELEASE:

Norwood Financial Corp Announces Stock Repurchase Program

HONESDALE, PA (March 30, 2021)–Norwood Financial Corp (the “Company”) (NASDAQ Global Market NWFL) today announced the initiation of a stock repurchase program under which the Company may repurchase up to 5% of the Company’s outstanding shares of common stock, or approximately 400,000 shares, in the open market, in accordance with all applicable securities laws and regulations, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The extent to which the Company repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including market conditions, regulatory requirements and other corporate considerations, as determined by management. The repurchase program may be suspended or discontinued at any time. Lewis J. Critelli, President and Chief Executive Officer of the Company, stated that “we believe, at appropriate levels, the repurchase of shares of our common stock is a proper use of our capital. Our repurchase program could potentially enhance shareholder value in the Company by increasing return on equity and net income per share.” The Company expects to appoint Boenning & Scattergood, Inc. as its independent repurchasing agent to repurchase shares of its common stock on its behalf.

Norwood Financial Corp, through its subsidiary, Wayne Bank operates fourteen offices in Northeastern Pennsylvania and sixteen offices in Delaware, Sullivan, Ontario, Otsego and Yates Counties, New York. As of December 31, 2020, the Company had total assets of $1.852 billion, loans outstanding of $1.411 billion, total deposits of $1.535 billion and total stockholders’ equity of $194.8 million. The Company’s stock is traded on the Nasdaq Global Market under the symbol “NWFL”.

Forward-Looking Statements. This material contains forward-looking information, as that term is defined under the Exchange Act, including information regarding purchases by the Company of its common stock pursuant to any Rule 10b5-1 trading plans. By their nature, forward-looking information and statements are subject to risks, uncertainties, and contingencies, including changes in price and volume and the volatility of the Company’s common stock; adverse developments affecting either or both of prices and trading of exchange-traded securities, including securities listed on the NASDAQ Global Market; and unexpected or otherwise unplanned or alternative requirements with respect to the capital investments of the Company. The Company does not undertake to update any forward looking statements or information, including those contained in this material, and specifically disclaims any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT: William S. Lance

Executive Vice President and Chief Financial Officer

NORWOOD FINANCIAL CORP

(570) 253-8505

www.waynebank.com

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